Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

REPORTS STRONG OPERATING RESULTS, NET LOSS DRIVEN BY STOCK MARKET LOSSES

FOR THE QUARTER ENDED MARCH 31, 2020

Tontitown, Arkansas, April 14, 2020...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported operating income of $9.5 million for the quarter ended March 31, 2020 which represents a 2.1% decrease compared to operating income of $9.7 million for the record setting first quarter ended March 31, 2019. The Company reported a net loss of $1.3 million, or diluted and basic loss per share of $0.23, for the quarter ended March 31, 2020. These results compare to net income of $8.3 million, or diluted earnings per share of $1.39 ($1.40 basic), for the quarter ended March 31, 2019. Each of these periods included unrealized non-cash gains and losses associated with the Company’s investments in marketable equity securities. Excluding the impact of these items, adjusted (non-GAAP) net income for the quarter ended March 31, 2020 was $5.1 million, or adjusted (non-GAAP) diluted and basic earnings per share of $0.88. This compares to adjusted (non-GAAP) net income for the quarter ended March 31, 2019 of $5.9 million or adjusted (non-GAAP) diluted earnings per share of $0.99 ($1.00 basic.)

Operating revenues increased 0.4% to $129.2 million for the first quarter of 2020 compared to $128.7 million for the first quarter of 2019. The increase in operating revenues includes a 5.5% decrease in fuel surcharge revenue from $18.3 million for the first quarter of 2019 to $17.3 million for the first quarter of 2020 as average fuel prices were lower during the first quarter of 2020 compared to the first quarter of 2019.

Daniel H. Cushman, President of the Company, commented, “We started off 2020 with very strong operating results as both January and February each ranked in the top three best January and February operating results in the Company’s history. March started off strong, and then of course we encountered the very unexpected chain of events that took place around the world. Despite the slowdown that began around the middle of March, we were able to hold our own for those last two weeks and finished the first quarter of this year with operating results that were very close to the record-setting first quarter operating results of last year.

“We had already been preparing for extensive plant downtime planned for April with our largest customer when businesses began slowing in reaction to COVID-19. We had been looking at our options to generate quality revenue during the scheduled three-week plant closing. We were already having success filling the pipeline for this downtime when we saw the writing on the wall that COVID-19 was not only going to severely interrupt the supply chain network, it was going to change life as we knew it.

“First and foremost, we thought long and hard on what we should do to provide a safe workplace for everyone involved in any way with PAM Transport. We were well-positioned to allow our non-driving workforce to “work at home” due to our forward-thinking IT team. We also immediately reached out to all of our driving professionals to make sure they were fully aware of the risks involved in doing their jobs and began formulating a game plan to move forward.

“Things began to happen very quickly and in a matter of days, we saw all the automotive plants cease operation. This meant that approximately 45% of our revenue stream was no longer available, and while I don’t really like having to learn life lessons from trials and tribulations, that seems to be where lessons come from. Last fall we learned many lessons on how to react when our largest customer, General Motors, idled plants in response to the UAW strike which lasted for six weeks. During that very difficult time, we were able to maintain our manned truck count despite having approximately 400 drivers directly impacted by the strike. We also remained profitable despite the hardships endured as a result of the strike.

“The week of March 15th is when we were informed that all automotive plants would close. Fortunately, we have also developed a strong non-automotive customer base over the last ten years, many of which provide what was deemed 'essential goods' during this crisis. We were able to redeploy drivers that had been hauling automotive freight to those customers. But there was still a sizeable void, so we reached out to who we refer to as 'our friends in the industry' and asked fellow transportation providers if we could help provide capacity for any of their needs. It seems any transportation provider that was involved in hauling for customers that supplied 'essentials' were covered up in freight, and without exception, those providers took us up on our offer of capacity. I’d like to think everyone won. We were able to do our much-needed part to keep North America’s needs on the shelves of stores, and we kept our driving professionals employed and running. We prevented what could have been a severe blow to our financial well-being, and we provided capacity to 'our friends in the industry' at a time their customers needed them. I’ve never seen so much cooperation amongst 'competitors' as I did during this very challenging time.

“To finish the first quarter with as strong of an operating profit as we did was as impressive a display of execution from our team as I’ve ever seen. While it seems as if the extremely tight capacity issues resulting from the surge shipping of 'essentials' had calmed down around the first full week of April, I think PAM Transport is well-positioned to keep our fleet productive over the next few weeks in anticipation of the automotive OEMs resuming production. One thing I’ve learned well from this ordeal is that during times like this, things change not week-by-week or day-by-day but it seemed as if they changed hour-by-hour. All automotive OEMs have planned returns of the last week of April to early May. Even though they will not come back full strength, with the addition of that freight back into our system, combined with all of the new business we have secured during this dramatic change in the business environment, we believe that we will be well-positioned for the economic recovery.

“Our Mexico Division is very strong and continues to be one our most profitable divisions with the greatest growth. We have invested in a new terminal in Laredo which more than triples our footprint in that region. Our B1 program continues to perform well as measured by both growth and profit and has the lowest driver turnover of any of our divisions.

“We continue to see growth opportunities in our Dedicated division. We stepped up during the latter part of the first quarter with COVID-19 relief capacity that we believe will translate into dedicated fleet growth throughout the remainder of 2020.

“Logistics had a difficult beginning to the first quarter this year with revenue and profits down year-over-year. March did experience an uptick due to a shortage of capacity as a result of virus surge freight. We continue to add customers to our Logistics division, but currently buying partner-carrier capacity is coming at a cost that challenges margins.

“Our Automotive divisions performed well in the first quarter despite being virtually shut down for a couple of weeks in March. We have established ourselves as the largest and premier service provider in this sector. We now do business with every OEM in North America and we love our position in this space. While most reports indicate that automotive sales will be down in 2020, several of our competitors have exited this space or exited business altogether. When combined with the fact that we do not currently haul all of the freight in this sector, we believe that lower automotive sales do not necessarily translate to lower revenues for PAM.”

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted net income and adjusted diluted earnings per share. The Company defines adjusted net income and adjusted diluted earnings per share as GAAP net income and GAAP diluted earnings per share, respectively, excluding certain significant items, such as unrealized gains and losses on marketable equity securities, and any tax benefit associated with such items. Management believes that reporting adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, net income and diluted earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; litigation, including litigation related to alleged violations under the Fair Labor Standards Act and the Arkansas Minimum Wage Law; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended March 31,
	2020	2019

Revenue, before fuel surcharge	$111,822	$110,345
Fuel surcharge	17,333	18,341

Operating revenue	129,155	128,686

Operating expenses and costs:
Salaries, wages and benefits	32,798	31,063
Operating supplies and expenses	23,715	23,512
Rent and purchased transportation	42,927	44,554
Depreciation	14,295	13,187
Insurance and claims	42	4,114
Other	5,844	2,994
Loss (gain) on disposition of equipment	48	(425)
Total operating expenses and costs	119,669	118,999

Operating income	9,486	9,687

Interest expense	(2,212)	(2,040)
Non-operating (expense) income	(9,076)	3,472

(Loss) Income before income taxes	(1,802)	11,119
Income tax expense	498	2,818

Net (loss) income	$(1,304)	$8,301

Diluted (loss) earnings per share	$(0.23)	$1.39

Average shares outstanding – Diluted	5,746	5,985

	Quarter ended March 31,
Truckload Operations	2020	2019
Total miles	54,086	54,191
Operating ratio (1)	90.17%	90.95%
Empty miles factor	7.75%	7.53%
Revenue per total mile, before fuel surcharge	$1.69	$1.66
Total loads	97,013	99,525
Revenue per truck per work day	$671	$701
Revenue per truck per week	$3,355	$3,505
Average company-driver trucks	1,584	1,457
Average owner operator trucks	544	582

Logistics Operations
Total revenue (in thousands)	$20,511	$20,332
Operating ratio	97.53%	92.43%

P.A.M. Transportation Services, Inc. and Subsidiaries Reconciliation of GAAP Measures to Non-GAAP Amounts Reconciliation of Net Income to Adjusted Net Income (unaudited)

	Quarter ended March 31,
	2020	2019

Net (loss) income (GAAP)	$(1,304)	$8,301

Adjustment to exclude loss (gain) recognized on marketable equity securities	8,805	(3,184)

Tax (expense) benefit of adjustment (2)	(2,432)	807

Adjusted net income (non-GAAP)	$5,069	$5,924

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Diluted Earnings Per Share to

Adjusted Diluted Earnings Per Share

(unaudited)

	Quarter ended March 31,
	2020	2019

Diluted (loss) earnings per share (GAAP)	$(0.23)	$1.39

Adjustment to exclude loss (gain) recognized on marketable equity securities	1.53	(0.53)

Tax (expense) benefit of adjustment (2)	(0.42)	0.13

Adjusted diluted earnings per share (non-GAAP)	$0.88	$0.99

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.